Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT

MKS Instruments, Inc., a Massachusetts corporation (the “Company”), and John R. Abrams of Lowell, MA (“Employee”) (collectively, the “Parties”) agree, effective May 9, 2018, as follows:

WHEREAS, Employee is currently employed by the Company as the Senior Vice President of Global Sales and is a party to an employment agreement with the Company effective August 1, 2016 (the “2016 Employment Agreement”);

WHEREAS, Employee has informed the Company that he wishes to retire on February 28, 2019 (the “Retirement Date”);

WHEREAS, the Company desires to retain Employee in order to facilitate the orderly transition of his duties, and Employee has agreed to continue his employment and provide transition assistance to the Company for a period of time until his Retirement Date on the terms described below; and

WHEREAS, Employee and the Company desire to enter into this Transition and Retirement Agreement (the “Transition and Retirement Agreement” or “Agreement”), effective as of the date set forth above, which Transition and Retirement Agreement shall supersede and replace the 2016 Employment Agreement between the Parties, except as noted in Section 12 of this Agreement;

NOW, THEREFORE, the Parties agree as follows:

1. Employment. The Company will continue to employ Employee and Employee will serve on an at-will basis, subject to the terms and conditions set forth below. Employee will continue to perform his regular duties as Senior Vice President of Global Sales for such period as shall be requested by the Chief Executive Officer of the Company (“CEO”). At the request of the CEO, Employee shall transition to Advisor, in which capacity he shall provide transition assistance duties that include, but are not limited to, transitioning his responsibilities for key customers and his other duties to the Company’s designee. Employee’s employment with the Company will end on the Retirement Date. Employee agrees to continue to comply with the Company’s policies at all times while Employee remains an employee of the Company, as well as thereafter as set forth in this Agreement.

2. Confidential Information Agreement. The MKS Instruments, Inc. Confidential Information, Intellectual Property and Non-Solicitation Agreement (the “Confidential Information Agreement”) dated July 29, 2016 shall remain in effect for the remainder of Employee’s employment with the Company and after the Employee’s employment ends as set forth in the Confidential Information Agreement.

3. Duty to The Company. While employed by the Company, Employee: (a) will devote his or her full working time (to the extent requested by the CEO), and will devote his best efforts, to performing his duties hereunder and in promoting the business of the Company; and (b) will not (without the prior, express, written consent of the CEO) engage in any other business activity (whether or not for gain). Notwithstanding the previous sentence, this Transition and Retirement Agreement does not prohibit Employee from managing his or her personal investments or engaging in charitable and unpaid professional activities (including serving on charitable and professional boards), so long as doing so does not materially interfere with Employee’s work for the Company or violate Section 7 of this Agreement.

4. Compensation.

(a) Base Salary. The Company will pay Employee a base salary at the rate of $394,000 per year (the “Base Salary”), in accordance with the Company’s normal payroll practices. The Company may review and adjust the amount of the Base Salary from time to time in its sole discretion. The parties intend that, if Employee’s role as Advisor results in a significant reduction in his hours of service to the Company, Executive’s Base Salary will be adjusted on a pro rata basis (but not below 50%) to reflect such reduction in hours.

(b) Incentive Compensation Plan. Prior to becoming an Advisor, Employee will be entitled to participate in the Company’s Annual Corporate Management/Key Employee Bonus Plan, to the extent applicable to Employee’s position. Upon becoming an Advisor, Employee will no longer participate in the Company’s Annual Corporate Management/Key Employee Bonus Plan.

(c) Stock Incentive Plan. Employee will not be eligible for new equity awards under the Company’s 2014 Stock Incentive Plan.

(d) Benefits. While employed by the Company (including while serving as an Advisor), Employee will continue to be eligible to receive the employment benefits that he is currently receiving unless otherwise stated in this Transition and Retirement Agreement. Employee’s participation in the Company’s generally available employee benefit plans, which currently include medical, dental, vision, life, accidental death and dismemberment, short-term disability and long-term disability insurance, a 401(k) savings plan and an employee stock purchase plan, is subject to the terms and conditions of each plan.

(e) Paid Time Off. Employee will be eligible for 18 days of paid vacation per year, plus paid sick time and holidays, all subject to the terms and conditions of the Company’s policies.

(f) Expenses. For the remainder of his employment, the Company will reimburse Employee for expenses Employee reasonably incurs in performing his or her duties, to the extent provided in the Company’s expense reimbursement policies. Reimbursement of expenses in one tax year will not affect reimbursement of expenses in any other tax year.

(g) Retention Payment. If (i) Employee retires on his Retirement Date and has complied with all of Employee’s obligations under this Transition and Retirement Agreement and the Confidential Information Agreement throughout the term of this Agreement, and (ii) Employee executes, provides to the Company within 45 days after the Retirement Date and does not thereafter revoke or attempt to revoke, a general release of claims in a form satisfactory to the Company (“General Release”), the Company shall make a single lump sum retention award payment to Employee equal to $830,000 (the “Retention Payment”) within 60 days after the Retirement Date.

5. End of Employment. Either Employee or the Company may end the employment relationship at any time, for any reason, with or without notice or cause. The employment relationship will end automatically and immediately upon the earliest of the Retirement Date or Employee’s death or entitlement to long-term disability benefits under the Company’s long-term disability program. The date on which Employee’s employment ends for any reason is referred to in this Agreement as the “Employment End Date.” If Employee resigns prior to the Retirement Date or the Company terminates Employee’s employment, the Company will (in either case) have the right at any time and for any reason in its sole discretion to decide the Employment End Date. In no event will the Company’s deciding the Employment End Date following Employee’s notice of resignation prior to the Retirement Date be considered a resignation and not a notice of termination by the Company of Employee’s employment.

6. Company Obligations Upon End of Employment. When the employment relationship ends, the Company will have no obligation to pay or provide Employee at any time any compensation, payment or benefit of any kind, except as expressly provided in Sections 6(a) and (b) below.

(a) Minimum Obligations. When the employment relationship ends, no matter how it ends: (i) the Company will pay Employee any unpaid Base Salary through the Employment End Date; (ii) Employee will be entitled to accrued, vested benefits under the Company’s benefit plans and programs to the extent provided in Section 4(d); (iii) the Company will pay Employee for any accrued but unused vacation; and (iv) the Company will reimburse Employee for any unreimbursed expenses incurred through the Employment End Date to the extent provided in Section 4 (f).

(b) Certain Terminations by Company Prior to Retirement Date. In addition to the minimum obligations set forth in paragraph (a) above, the Company shall make a single lump sum payment to Employee equal to the Retention Payment that would otherwise apply under Section 4(g) above within 60 days after the Employment End Date, if and only if all of the following conditions are satisfied: (i) The Company terminates Employee’s employment without “Cause” (as defined below) prior to the Retirement Date and the Retention Payment in Section 4(g) does not apply; (ii) Employee has not resigned or provided notice of resignation prior to the Retirement Date, and has not died or become disabled as defined in Section 216(i)(1) of the U.S. Social Security Act; (iii) Employee has complied with and continues to comply with all of Employee’s obligations under this Transition and Retirement Agreement and the Confidential Information Agreement; and (iv) Employee executes, provides to the Company within 45 days after the Employment End Date and does not thereafter revoke or attempt to revoke, a General Release. The Company’s good-faith determination that one or more of the conditions listed above has not been satisfied will be binding and conclusive.

(c) “Cause.” “Cause” to terminate Employee’s employment will exist if Employee:

(i) commits a felony or engages in fraud, misappropriation or embezzlement;

(ii) knowingly fails or refuses to perform Employee’s duties in a material way and, to the extent that the Company determines such failure or refusal can reasonably be cured, fails or refuses to effect a cure within 10 days after the Company notifies Employee in writing of the failure or refusal;

(iii) knowingly causes, or knowingly creates a serious risk of causing, material harm to the Company’s business or reputation; or

(iv) breaches, in a material way, this Transition and Retirement Agreement, the Confidential Information Agreement or any other agreement between Employee and the Company, and, to the extent that the Company determines such breach can reasonably be cured, fails or refuses to effect a cure within 10 days after the Company notifies Employee in writing of the breach.

7. Non-Competition.

(a) During Employee’s MKS Employment (as defined below) and for 12 months immediately thereafter (together, the “Non-Compete Period”), Employee will not engage in or otherwise carry on, directly or indirectly anywhere in the world (as principal, agent, employee, employer, investor, shareholder (except for holdings of no greater than 1% of the total outstanding shares in a publicly-traded company), consultant, partner, member, manager, financier or in any other individual or representative capacity of any kind whatsoever), any Competitive Activity (as defined below).

(b) “MKS Employment” means the period beginning on the first day that Employee is employed by the Company and ending on the first day on which Employee is no longer employed by any MKS Entity (as defined below).

(c) “MKS Entity” means (i) the Company; (ii) any current or future parent, subsidiary or affiliate of the Company; or (iii) any successor or assign of (i) or (ii).

(d) “Competitive Activity” means business or activity competitive with an MKS Entity but only to the extent that business or activity is related to, similar to or competitive with the activities of the business unit(s), division(s), laborator(y)(ies), facilit(y)(ies) and other operational unit(s) in or for which Employee performed work for an MKS Entity or about which Employee acquired Proprietary Information (as defined in the Confidential Information Agreement).

(e) The Non-Compete Period will be extended for any period during which Employee is in breach of this Transition and Retirement Agreement or the Confidential Information Agreement.

(f) If any court of competent jurisdiction determines that this Section 7 is unenforceable because the Non-Compete Period is too long or because Competitive Activity includes too great a range of activities or too wide a geographic scope, the parties agree that this Section 7 should be interpreted to extend only over the maximum period of time or range of activities or geographic scope as to which it may be enforceable.

(g) The post-employment restrictions on Employee’s conduct contained in this Transition and Retirement Agreement and in the Confidential Information Agreement: (i) will continue to apply even if Employee’s duties, title, compensation, location or other terms or conditions of employment change, and even if such change or changes are material; and (ii) will apply regardless of how or why Employee’s employment ends.

(h) The Company and Employee agree that violation by Employee of any of the provisions of this Section 7 of this Transition and Retirement Agreement would cause the Company irreparable harm beyond what could reasonably or adequately be compensated in damages, and that the Company would therefore be entitled (in addition to the Company’s other remedies) to an injunction, declaratory judgment or restraining order against any such violation or threatened violation.

8. Code Section 409A Compliance.

(a) Where this Transition and Retirement Agreement refers to Employee’s termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code (the “Code”) and Treasury Regulation Section 1.409A-1(h) (or any successor provisions) to the extent required by law.

(b) To the extent that benefits under this Agreement are contingent upon Employee providing a General Release, Employee will sign and return the General Release within the reasonable time period designated by the Company, which will not be more than 45 days. If the period for Employee to review a General Release plus any revocation period crosses calendar years, payments contingent upon the Release will be made in the later calendar year. Any payments contingent upon the General Release that would otherwise be made during the period for review and revocation of the General Release will be made, provided that the General Release is timely executed and returned to the Company and not revoked, on the first scheduled payment date after such period ends. Each payment in respect of Employee’s termination of employment under Section 6 of the Transition and Retirement Agreement is designated as a separate payment for Section 409A purposes.

(c) If Employee is designated as a “Specified Employee” within the meaning of Code Section 409A (while the Company is publicly traded), any deferred compensation payment subject to Section 409A to be made during the six-month period following Employee’s termination of employment will be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Employee’s termination; provided, however, that if Employee dies prior to the expiration of such six month period, payment to Employee’s beneficiary will be made as soon as reasonably practicable following Employee’s death. The Company will identify in writing delivered to Employee any payments it reasonably determines are subject to delay under this Section 8(c). In no event will the Company have any liability or obligation with respect to taxes for which Employee may become liable as a result of the application of Code Section 409A.

9. Withholding. The Company will deduct from the amounts payable to Employee pursuant to this Transition and Retirement Agreement all withholding amounts and deductions required by law or authorized by Employee.

10. Changes to Plans and Policies. Nothing in this Transition and Retirement Agreement will: (a) require the Company or its affiliates to establish, maintain or continue any incentive compensation plan, stock incentive plan or other benefit plan, policy or arrangement; (b) restrict the right of the Company or any of its affiliates to amend, modify or terminate any such plan, policy or arrangement; (c) entitle Employee to participate in any such plan policy or arrangement at any specified level (or at all) in any year; or (d) prevent any future change to any such plan, policy or arrangement from applying to Employee in accordance with the terms of the change.

11. Assignment. The rights and obligations of the Company under this Transition and Retirement Agreement will inure to the benefit of, and be binding upon, the Company’s successors and assigns. The rights and obligations of Employee under this Transition and Retirement Agreement will inure to the benefit of, and will be binding upon, Employee’s heirs, executors and legal representatives. Employee may not delegate or assign any obligations under this Transition and Retirement Agreement.

12. Entire Agreement and Severability. This Transition and Retirement Agreement supersedes and replaces any and all other agreements, either oral or in writing, between Employee and the Company with respect to the Company’s employment of Employee (including the Employment Agreement between the Company and the Employee that became effective on August 1, 2016), with the exception of (i) the Confidential Information Agreement, which remains in effect as set forth in Section 3 above; and (ii) the Restricted Stock Unit Agreements under the Company’s 2014 Stock Incentive Plan, entered into by Employee on each of February 15, 2016, February 15, 2017, and February 15, 2018 (collectively, the “RSU Agreements”), awards under which shall vest or be forfeited in accordance with the terms of such respective agreements. This Transition and Retirement Agreement, the Confidential Information Agreement and

the RSU Agreements contain all of the covenants and agreements between the parties with respect to such employment. Neither party is entering into this Transition and Retirement Agreement on the basis of any representation, inducement, promise or agreement, oral or otherwise, by any party, or by any one acting on behalf of any party, which is not stated herein. Any modification of this Agreement will be effective only if it is in writing and signed by both Parties. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.

13. Miscellaneous. This Transition and Retirement Agreement and the rights and obligations of the parties hereunder will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, excluding (but only to the extent permitted by law) its conflict of laws and choice of law rules. The Parties agree that service of any process, summons, notice or document by U.S. certified mail or overnight delivery by a generally recognized commercial courier service to Employee’s last known address (or any mode of service recognized to be effective by applicable law) will be effective service of process for any action, suit or proceeding brought against Employee. The failure of either party hereto to enforce any right under this Agreement will not be considered a waiver of that right, or of damages caused thereby, or of any other rights under this Agreement.

14. Assistance. Employee promises to assist the Company with any investigation or legal claim relating to his employment by making himself available upon reasonable notice for interviews or testimony. If Employee’s cooperation requires him to incur expenses, the Company will provide reimbursement if Employee provides appropriate documentation of the expenses.

15. Arbitration and Waiver of Jury Trial.

(a) Any “Legal Dispute” (as defined below) between Employee and any MKS Entity (or between Employee and any employee or agent of any MKS Entity, to the extent directly or indirectly arising from or relating in any way to Employee’s employment with or separation from the Company) will be resolved by final and binding arbitration. Notwithstanding the foregoing sentence, the Company may, in its sole discretion, obtain preliminary injunctive relief enforcing the provisions of the Confidential Information Agreement or Section 7 of this Transition and Retirement Agreement from any court of competent jurisdiction.

(b) “Legal Dispute” means a dispute about legal rights or legal obligations, including but not limited to any rights or obligations arising under this Transition and Retirement Agreement; the Confidential Information Agreement; any other agreement; any applicable legal or equitable doctrine; any applicable common law theory; or any applicable federal, state or local, statute, regulation or other legal requirement.

(c) The arbitration will be held in the Commonwealth of Massachusetts. It will be conducted in accordance with the then-prevailing Employment Arbitration Rules of the American Arbitration Association.

(d) Notwithstanding any other provision of this Transition and Retirement Agreement or any other agreement or of any arbitration rules, no Legal Dispute involving any MKS Entity may be included in any class or collective arbitration or any other class or collective proceeding. The exclusive method for resolving any such Legal Dispute will be arbitration on an individual basis.

(e) Any issues about whether a dispute is subject to arbitration will be determined by a court of competent jurisdiction and not by an arbitrator. Any issues about the meaning or enforceability of Section 15(d) will be decided by a court of competent jurisdiction and not by an arbitrator.

(f) The Company, Employee and the arbitrator will treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential, except that the arbitration award may be disclosed to the extent necessary to enforce the award, the provisions of the Confidential Information Agreement or the provisions of this Transition and Retirement Agreement.

(g) Employee and the Company understand and acknowledge that by agreeing to arbitrate the disputes covered by this Section 15, they are waiving the right to resolve those disputes in court and waiving any right to a jury trial with respect to those disputes.

16. Knowing and Voluntary Agreement. Employee acknowledges that this Transition and Retirement Agreement was provided to Employee at least 7 days before its effective date. Employee understands that Employee has the right to consult counsel before signing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, in the Commonwealth of Massachusetts, this Transition and Retirement Agreement as a sealed instrument, all as of the day, month and year first written above.

MKS INSTRUMENTS, INC.

By: /s/ Catherine Langtry	Dated: May 9, 2018
Name: Catherine Langtry
Title: Senior Vice President, Global Human Resources

/s/ John R. Abrams	Dated: May 9, 2018
JOHN R. ABRAMS, EMPLOYEE